Exhibit 10.33

SEPARATION AGREEMENT AND RELEASE

This Agreement entered as of July 14, 2004 (“Effective Date”) by and between Humphrey Hospitality Trust, Inc., a Virginia corporation (the “Company”) and Michael M. Schurer (“Schurer”).

1. Employment Termination. As of August 15, 2004 (“Termination Date”), Schurer shall cease to be an employee of the Company.

2. Payments to Schurer. Subject to Schurer’s compliance with the terms and conditions of this Agreement, the Company has agreed to compensate Schurer as follows:

(a)	On the Effective Date, the Company shall pay Schurer $110,000.00.

(b)	For the period following the Termination Date and through December 31, 2004, the Company shall progressively accrue a total obligation to Schurer of $110,000 for his consulting services (described below and regardless of the extent to which the Company utilizes said consulting services) and shall first report such wages (for tax purposes) to Schurer in the year paid. Such payment for consulting services shall be made in a single lump sum amount on January 3, 2005, or earlier in the event of a change of control of the Company as defined in the January 1, 2003 Agreement referred to in paragraph 7 (ii) herein, at which time the Company shall immediately pay Schurer $110,000. However, these payments shall cease accruing upon the Early Termination of Schurer’s Consulting Period.

(c)	The payment described in paragraphs 2(a) and (b) shall be subject to all of the normal withholdings for taxes, insurance, flexible spending, and 401(k) contributions, as well as normal employer paid benefits such as 401(k) matching and insurance subsidies which shall continue through the Consulting Period in the same manner as if the Termination had not occurred.

(d)	The Company shall provide Schurer with the health, dental, life and disability benefits available to Schurer as an employee on the Termination Date for a period equal to the lesser of (i) the eighteen (18) months following the Termination Date, or (ii) the date that is sixty (60) days after the Early Termination of Schurer’s Consulting Period. Schurer shall pay for such benefits at the same rate as he pays on the Termination Date.

3. Consultant. During the period immediately following the Termination Date and ending on December 31, 2004 or earlier in the event of a change of control of the Company (“Consulting Period”), Schurer shall act as an advisor and consultant to the Company. As part of his consulting, Schurer will support the Company’s transition to his successor, and Schurer will be available to answer any questions or provide guidance in the transition process. Prior to the Termination Date, Schurer will assist with respect to documenting all of the steps and processes that must be taken in the preparation of SEC filings, audit work papers, forecasting, long range planning, budgeting, press releases, annual report preparation and filing, built in tax gain mitigation procedures, the methodology for G & A allocations, year end taxable dividends, year end taxable dividends announcement and planning and all related activities. During the Consulting Period, Schurer shall assist the Company in a prudent business-like manner and in the sole interest of the Company. This shall not operate to bar Schurer from other and full-time employment during the Consulting Period. Additional Schurer obligations are set forth in paragraph 5 of this Agreement.

During the Consulting Period, Schurer shall be available to assist the Company in any other reasonable manner. The Company shall first attempt to contact Schurer at his home (443-535-9736) in the event his consulting services are required. If Schurer is unavailable, the Company shall leave a voicemail indicating its need for assistance. The Company may also try to reach Schurer at his cellular telephone (301-785-6118), leaving a message if Schurer is unable to answer the phone at the time of such call. If either phone number changes, Schurer shall provide notice of the new number(s) in writing to the Company.

If Schurer fails to respond within 72 hours after the company has attempted to reach him by telephone, the Company shall send a written notice indicating its intention to terminate Schurer’s consulting services (the “Early Termination”). Such notice shall be sent with the requirement for a return receipt evidencing the notice was successfully delivered to Schurer’s address of 12001 Floating Clouds Path, Clarksville, MD 21029 or such forwarding address subsequently provided in writing by Schurer (with return receipt requested) and by telephone. The parties to this Agreement agree that absent such proof of delivery, no Early Termination of the Consulting Period shall occur.

Effective the date of receipt of the notice of Early Termination, Schurer shall have a period of five business days during which time he must contact the company and arrange a mutually agreeable time to provide any reasonable consulting services (the “Right to Cure”). Under these circumstances, Schurer shall contact the Company by mail (with return receipt requested) and by telephone.

Should Schurer fail to respond to the Company during the Right to Cure Period, the Early Termination of the Consulting Period shall then immediately take effect. In the event of Early Termination, Schurer shall forfeit all deferred compensation otherwise due in accordance with this Agreement, excluding such amounts of deferred compensation necessary to cover the employee cost of healthcare and disability insurance benefits already accrued and owing during the Consulting Period, and Schurer shall have no further claims against the Company for compensation during the Consulting Period. All other terms agreed upon in this Separation Agreement and Release shall survive any event of Early Termination, and shall remain binding on the parties to such Agreement.

4. Travel and Other Out of Pocket Costs. To the extent Schurer is required by the Company to travel to Norfolk, NE or Columbia, MD during the Consulting Period, the Company will timely reimburse (i.e., within 30 days) any reasonable out of pocket expenses he may incur and properly document.

5. Additional Schurer Obligations. Schurer also agrees that he will:

(a)	Personally provide reasonable assistance and cooperation in providing or obtaining information for the Company, and its representatives, concerning any Company matter of which Schurer is knowledgeable.

(b)	Refrain from making comments, disparaging remarks or statements, or any similar conduct, the purpose or effect of which is to harm the reputation, goodwill, or commercial interests of the Company, its management or leadership, or any of its affiliates. The Company also agrees to refrain from engaging in any conduct or making comments, or statements, the purpose and effect to which is to harm the reputation, goodwill or interest of Schurer.

6. Professional References. The Company commits to provide positive employment references on behalf of Schurer at any time in the future if they are ever asked to do so. The Company agrees to at all times represent the professional contributions of Schurer, for the benefit of Humphrey Hospitality Trust and its shareholders, in an appropriate manner whereby his professional reputation, credibility and personal dignity can be preserved. In providing an explanation as to why Schurer has resigned from the Company, Schurer will limit his responses to what has been publicly announced in the press release.

7. Release. In exchange for the benefits provided to Schurer by the Company, and except for the Company’s obligations hereunder, Schurer hereby releases the Company and each of its agents, directors, officers, employees, representatives, attorneys, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, or under or in concert with any of them (collectively “Releases”), or any of them, of and from any and all claims of any nature whatsoever, in law or equity, which Schurer ever had, now has, or may have had relating to Schurer’s employment, or termination of employment. This includes (i) all claims relating to salary, overtime, vacation pay, incentive bonus plans and/or severance pay, stock options, and any and all other fringe benefits, for which Schurer was eligible during employment and (ii) all claims under any employment agreement, change-in-control agreement or other agreements between Schurer and the Company and/or its subsidiaries or affiliates, including, but not limited to, that agreement dated January 1, 2003 between Schurer and the Company; (iii) and all claims Schurer may have against the Company or its employees under Title VII of the Civil Rights Act of 1962; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; or any other federal, state or local law or regulation regarding your employment or termination of employment.

This release shall not preclude an action to enforce the specific terms of this Agreement; to any claims based on acts or events after this Agreement has become effective; to any unemployment or workers compensation benefits to which Schurer may have been entitled; nor to benefits in which Schurer has become vested under the Employee Retirement Income Security Act.

8. Return of Company Property. Schurer agrees to return to the Company immediately upon termination of his employment and consulting activities, all files, records, documents, reports, computers, and other business equipment, keys and other physical, personal or electronically stored property of the Company in Schurer’s possession or control and further agrees that Schurer will not keep, transfer or use any copies or excerpts of the foregoing items without written approval of the Company. Notwithstanding the preceding, to aid Schurer in his job search, the Company will provide Schurer with a cellular telephone (featuring the same phone number he presently has), and email (same address as now), without cost to Schurer.

9. Confidentiality Agreement. As an employee of the Company, Schurer agrees that the Company has developed and continues to develop and use commercially valuable confidential and/or proprietary technical and non-technical information which is vital to the success of the Company’s business, and furthermore, that the Company utilizes confidential information, trade secrets and proprietary customer information in its business. For purposes of this Agreement, Schurer acknowledges that “Confidential Information” means the Company’s marketing plans, market positions, strategy, budgets, long-range plans, customer information, sales data, personnel information, privileged information, or other information used by or concerning the Company, which such information is not publicly available, and has been treated as confidential.

Schurer agrees that from this time forward, Schurer will not, either directly or indirectly, disclose or use for the benefit of any person, firm, corporation or other business organization or himself, any Confidential Information related to the Company or its affiliates.

Schurer agrees that Schurer has and will keep the terms and amount of this Agreement completely confidential, except as required by applicable law, and that Schurer has not, nor will Schurer hereafter disclose any information concerning this Agreement to any person other than Schurer’s present attorneys, accountants, tax advisors, or immediate family, and only if those persons agree to abide for the provisions of the paragraph.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

11. Assignment. This Agreement shall not be assignable by Schurer or the Company.

12. Remedies. In the event of a breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the aggrieved party shall be in law and in equity and injunctive relief shall lie for the enforcement of any provisions of this Agreement. Should any provision of this Separation Agreement and Release be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provisions shall be deemed not to be a part of the Separation Agreement and Release.

13. Attorney Consultation. Schurer acknowledges that he has been informed by representatives of the Company that he may wish to consult with an attorney before signing this Agreement and may have an attorney review the Agreement, and he has done so.

14. Effect of Agreement. Schurer expressly acknowledges that this Separation Agreement and Release is intended to include in its effect, without limitation (except those limitations expressly stated in the last sentence of paragraph 7 of this Agreement), all claims which have arisen and of which Schurer knows or does not know, should have known, had reason to know or suspects to exist in Schurer’s favor at the time of execution hereof, and this Separation Agreement and Release contemplates the extinguishment of any such claim.

15. Entire Agreement. This Separation Agreement and Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND RELEASE INCLUDES RELEASES OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, intending to be legally bound thereby, the Company and Schurer have executed the foregoing Separation Agreement and Release effective the date and year first above written.

HUMPHREY HOSPITALITY TRUST, INC.

/s/ Michael M. Schurer	By:	/s/ Paul J. Schulte
MICHAEL M. SCHURER	Its:	Chairman of the Board

Date: July 14, 2004	Date:	July 14, 2004